EXHIBIT 5.1
                                                                     -----------



July 16, 2002

Compton Petroleum Corporation
Suite 3300, 425 - 1st Street S.W.
Calgary, Alberta  T2P 3L8

Dear Sirs:

RE:      COMPTON PETROLEUM CORPORATION
         ISSUANCE OF US$165,000,000 9.90% SENIOR NOTES DUE 2009

         We have acted as Canadian counsel to Compton Petroleum Corporation ("COMPTON" or the "Company"), and to each of Hornet Energy Ltd. ("HORNET"), 867791 Alberta Ltd. ("867791"), 899776 Alberta Ltd. ("899776") and Compton
Petroleum (the "PARTNERSHIP", a partnership formed under Alberta law, with the Company, Hornet and 867791 as its partners), being all of the Company's current subsidiaries (collectively, Hornet, 867791, 899776 and the Partnership are referred to as the "GUARANTORS"), in connection with the filing of a registration statement (the "REGISTRATION STATEMENT") on Form F-4 with the United States Securities and Exchange Commission by the Company and the Guarantors. The Registration Statement contemplates an offer (the "EXCHANGE OFFER") to exchange the Senior Notes issued by the Company on May 8, 2002 (the "INITIAL NOTES") for new notes (the "EXCHANGE NOTES") that are substantially identical to the Initial Notes. This opinion is being delivered to you in connection with the filing requirements for the Registration Statement.

         We have examined originals or copies certified or otherwise identified to our satisfaction as being true and correct copies of the following documents:

         (a) the indenture dated May 8, 2002 (the "INDENTURE") among the Company, the Guarantors and The Bank of Nova Scotia Trust Company of New York, as trustee (the "TRUSTEE"), providing for, among other things, the issuance of the Initial Notes and the Exchange Notes (collectively, the "NOTES") and the unconditional guarantee by each Guarantor to each holder of a Note of the indebtedness and liability of the Company thereunder (the "GUARANTEES");

         (b)      the Initial Notes executed by the Company and the Trustee;

         (c) the purchase agreement dated May 3, 2002 (the "PURCHASE AGREEMENT") among the Company, the Guarantors and each of Lehman Brothers Inc., BMO Nesbitt Burns, Scotia Capital and TD Securities (collectively, the "INITIAL PURCHASERS");

         (d) the registration rights agreement dated May 8, 2002 (the "REGISTRATION RIGHTS AGREEMENT") among the Company, the Guarantors and the Initial Purchasers; and

         (e)      the Registration Statement.

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Compton Petroleum Corporation                         Fraser Milner Casgrain LLP
Issue of US$165,000,000 9.90% Senior Notes due 2009                       Page 2
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         We have also examined such other corporate and partnership records, certificates of public officials and other documents, and have made such other searches and investigations, as we have considered necessary or appropriate as a basis for the opinions expressed below.

         We have assumed the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as original documents and the conformity to the original documents of all documents submitted to us as true, certified or photostatic copies thereof and the veracity of all information contained therein. We have also assumed the identity and capacity of all individuals acting or purporting to act as public officers and registry agents, that all certificates of public officers and registry agents are accurate and the veracity of all information contained therein.

         In rendering the opinions expressed below, we have further assumed, except with respect to Compton and each Guarantor, that (i) each party to each of the Indenture, the Initial Notes, the Purchase Agreement and the Registration Rights Agreement (collectively, the "DOCUMENTS") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to enter into and to carry out its obligations under such Documents; (ii) the execution and delivery of each of the Documents by each other party thereto and the performance of its obligations under such Documents have been duly authorized by all necessary proceedings and actions, and that each such party has duly executed and delivered such Documents; (iii) the execution, delivery and performance of such Documents by each other party does not and will not contravene or conflict with any applicable law; and (iv) each of the Documents is a legal, valid and binding obligation of each party thereto enforceable against such party in accordance with the terms of such Documents.

         We are solicitors qualified to practice law in the province of Alberta and our opinions herein are restricted to the laws of Alberta and the federal laws of Canada applicable therein, in force at the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that:

1. the issuance, execution and delivery of the Guarantees of the Exchange Notes have been duly authorized by each Guarantor and, upon issuance of the Exchange Notes, will be duly issued, executed and delivered by each Guarantor;

2. the issuance, execution and delivery of the Exchange Notes have been duly authorized by the Company and the Exchange Notes will be, when issued, duly issued, executed and delivered by the Company; and

3. subject to the qualifications set forth therein, the statements in the Registration Statement under the heading "Income Tax Considerations" constitute our opinion with respect to those matters.

         We hereby consent to the reference to our name in the Registration Statement under the headings "Enforcement of Civil Liabilities Against Foreign Persons", "Risk Factors - Risks Relating to the Exchange Notes and the Exchange Offer - You might have difficulty enforcing civil liabilities against us in the United States" and "Legal Matters". We also consent to the

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Compton Petroleum Corporation                         Fraser Milner Casgrain LLP
Issue of US$165,000,000 9.90% Senior Notes due 2009                       Page 3
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references to our opinion under the heading "Certain Income Tax Considerations -
Canadian Income Tax Considerations" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the UNITED STATES SECURITIES ACT OF 1933 or the rules and regulations promulgated thereunder.

         This opinion is being delivered to you exclusively in connection with the aforementioned transaction and may not be relied upon for any other purpose or by any other person without our prior express written consent. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may come or be brought to our attention.


Yours truly,



/s/ Fraser Milner Casgrain LLP
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    FRASER MILNER CASGRAIN LLP